Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES THIRD QUARTER 2024 RESULTS
•Q3’24 net sales of $462.3 million, net income of $32.3 million and earnings per diluted share of $1.81
•Q3’24 non-GAAP net income of $34.0 million and non-GAAP earnings per diluted share of $1.89
•Delivered adjusted EBITDA and adjusted EBITDA margins of $78.6 million and 17.0% respectively in Q3’24
•Generated $141.5 million of operating cash flow YTD; Net leverage ratio of 1.6x

October 31, 2024
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its third quarter 2024 results today.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except per share data)	2024	2023	2024	2023
Net sales	$462,274	$490,612	$1,395,600	$1,486,204
Net income attributable to Quaker Chemical Corporation	32,346	33,670	102,458	92,550
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	1.81	1.87	5.70	5.14
Non-GAAP net income *	33,981	36,928	109,886	105,694
Non-GAAP Earnings per diluted share *	1.89	2.05	6.11	5.87
Adjusted EBITDA *	78,562	84,381	246,135	243,414
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
Third Quarter 2024 Consolidated Results
Net sales in the third quarter of 2024 were $462.3 million, a decline of approximately 6% compared to $490.6 million in the third quarter of 2023. This result was due to a decrease in selling price and product mix of approximately 4%, which is primarily attributable to the impact of index based customer contracts, a decline in sales volumes of approximately 1% primarily reflecting a continuation of soft end market conditions, partially offset by new business wins, and an unfavorable impact from foreign currency translation of 1%.
The Company reported net income in the third quarter of 2024 of $32.3 million, or $1.81 per diluted share, compared to net income of $33.7 million, or $1.87 per diluted share, in the third quarter of 2023. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and earnings per diluted share were $34.0 million and $1.89 respectively in the third quarter of 2024 compared to $36.9 million and $2.05 respectively in the prior year. The Company generated adjusted EBITDA of $78.6 million in the third quarter of 2024, a decrease of 7% compared to $84.4 million in the third quarter of 2023, primarily driven by the decline in net sales as mentioned above.
Andy Tometich, Chief Executive Officer and President, commented, “The third quarter once again highlighted the resilience of Quaker Houghton. While end market conditions softened compared to the second quarter of 2024, our volumes remained consistent, driven by new business wins across our portfolio. We continue to perform well on our financial and operational priorities. Our segment operating margins have improved year-to-date, as we simplify our portfolio, and remain disciplined with our costs and investments, balancing our long-term objectives with the near-term market environment.
Looking ahead, we anticipate the current difficult market conditions will likely persist through the end of the year. Our focus remains on executing on what we can control, driving efficiencies and productivity for our Company and our customers. We are confident in the long-term positive fundamentals of the industry we serve and will further advance our enterprise strategy. Our investments will strengthen our ability to continue to deliver above market growth, especially as end markets recover. Additionally, our balance sheet and cash generation remain strong, providing avenues to accelerate our growth and enhance shareholder value.”

Third Quarter 2024 Segment Results
The Company’s third quarter 2024 operating performance for each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, is further described below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Sales *
Americas	$220,275	$245,899	$673,546	$750,531
EMEA	134,135	139,620	410,558	435,602
Asia/Pacific	107,864	105,093	311,496	300,071
Total net sales	$462,274	$490,612	$1,395,600	$1,486,204
Segment operating earnings *
Americas	$62,121	$69,148	$193,027	$204,280
EMEA	24,644	27,922	80,867	81,076
Asia/Pacific	30,656	30,963	92,033	86,604
Total segment operating earnings	$117,421	$128,033	$365,927	$371,960
*Refer to the Segment Measures and Reconciliations section below for additional information
Net sales in the Asia/Pacific segment increased in the third quarter of 2024 compared to the same period in 2023 due to an increase in sales volumes and a favorable impact of foreign currency translation, partially offset by a decline in selling price and product mix. Net sales in the Americas segment declined in the third quarter of 2024 compared to the same period in 2023 due to a decline in sales volumes and selling price and product mix, and an unfavorable impact of foreign currency translation. Net sales in the EMEA segment declined in the third quarter of 2024 compared to the same period in 2023 due to a decline in selling price and product mix, partially offset by an increase in sales volumes and a favorable impact of foreign currency translation.
The decline in selling price and product mix in the third quarter of 2024 compared to the same period in 2023 primarily reflects the impact of our index-based customer contracts. Sales volumes increased in the Asia/Pacific segment primarily due to continued new business wins and a modest improvement in market conditions. The Americas and EMEA segments continue to be impacted by a continuation of softer end market conditions, for metal and metalworking applications, compared to the prior year, partially offset by new business wins.
Compared to the second quarter of 2024, net sales in the Americas and EMEA segments declined due to lower sales volumes, reflecting continued and broad end market challenges, particularly for automotive and industrial applications. Net sales in the Asia/Pacific segment increased compared to the second quarter of 2024, primarily due to an increase in sales volumes, driven by new business wins, partially offset by a decline in selling price and product mix. The impact of foreign currency translation was favorable to the EMEA and Asia/Pacific segments and unfavorable in the Americas segment, compared to the prior quarter.
Operating earnings decreased in all segments in the third quarter of 2024 compared to the prior year. Segment operating margins increased in the Americas segment and declined in the EMEA and Asia/Pacific segments in the third quarter of 2024 compared to the prior year. Operating earnings and operating margins declined in all segments in the third quarter of 2024 compared to the second quarter of 2024.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $141.5 million for the nine months ended September 30, 2024, compared to net cash provided by operating activities of $199.5 million for the same period in 2023. The Company’s operating cash flow reflects higher outflows to fund ongoing working capital requirements.
As of September 30, 2024, the Company’s total gross debt was $740.6 million and its cash and cash equivalents was $212.1 million, which resulted in net debt of approximately $528.6 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 1.6x. In the third quarter of 2024, the Company repurchased 89,088 shares for approximately $14.6 million and 138,000 shares for approximately $22.9 million in the nine months ended September 30, 2024.

Non-GAAP Measures and Reconciliations
The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the Company’s financial performance and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income and non-GAAP earnings per diluted share as discussed and reconciled below to the most comparable respective GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not considered indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended September 30, 2024 adjusted EBITDA of $323.1 million, which consists of (i) the nine months ended September 30, 2024 adjusted EBITDA of $246.1 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2023 adjusted EBITDA of $320.4 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2023 results press release dated February 29, 2024, less (iii) the nine months ended September 30, 2023 adjusted EBITDA of $243.4 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Operating Income and Margin Reconciliations:	2024	2023	2024	2023
Operating income	$51,718	$59,518	$165,693	$166,242
Restructuring and related charges, net	2,610	1,019	4,787	6,034
Strategic planning (credits) expenses	(181)	1,093	(290)	3,759
Customer insolvency costs	—	—	1,522	—
Other charges	43	206	1,535	855
Non-GAAP operating income	$54,190	$61,836	$173,247	$176,890
Non-GAAP operating margin (%)	11.7%	12.6%	12.4%	11.9%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations:	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income attributable to Quaker Chemical Corporation	$32,346	$33,670	$102,458	$92,550
Depreciation and amortization (a)	21,423	20,866	63,907	62,210
Interest expense, net	10,347	12,781	31,925	38,744
Taxes on income before equity in net income of associated companies (b)	12,167	13,593	40,453	36,956
EBITDA	76,283	80,910	238,743	230,460
Equity income in a captive insurance company	(285)	(756)	(1,266)	(748)
Restructuring and related charges, net	2,610	1,019	4,787	6,034
Strategic planning (credits) expenses	(181)	1,093	(290)	3,759
Customer insolvency costs	—	—	1,522	—
Facility remediation recoveries	—	—	—	(1,014)
Product liability claim costs	—	—	896	—
Business interruption insurance proceeds	(1,000)	—	(1,000)	—
Currency conversion impacts of hyper-inflationary economies	624	1,229	333	2,869
Other charges	511	886	2,410	2,054
Adjusted EBITDA	$78,562	$84,381	$246,135	$243,414
Adjusted EBITDA margin (%)	17.0%	17.2%	17.6%	16.4%

Adjusted EBITDA	$78,562	$84,381	$246,135	$243,414
Less: Depreciation and amortization (a)	21,423	20,866	63,907	62,210
Less: Interest expense, net	10,347	12,781	31,925	38,744
Less: Taxes on income before equity in net income of associated companies - adjusted (b)	12,811	13,806	40,417	36,766
Non-GAAP net income	$33,981	$36,928	$109,886	$105,694

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Earnings per Diluted Share Reconciliations:	2024	2023	2024	2023
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.81	$1.87	$5.70	$5.14
Equity income in a captive insurance company per diluted share	(0.02)	(0.04)	(0.07)	(0.04)
Restructuring and related charges, net per diluted share	0.11	0.04	0.20	0.25
Strategic planning (credits) expenses per diluted share	(0.01)	0.04	(0.01)	0.17
Customer insolvency costs per diluted share	—	—	0.06	—
Facility remediation recoveries per diluted share	—	—	—	(0.05)
Product liability claim costs per diluted share	—	—	0.04	—
Business interruption insurance proceeds per diluted share	(0.04)	—	(0.04)	—
Currency conversion impacts of hyper-inflationary economies per diluted share	0.04	0.07	0.02	0.16
Other charges per diluted share	0.02	0.04	0.10	0.08
Impact of certain discrete tax items per diluted share	(0.02)	0.03	0.11	0.16
Non-GAAP earnings per diluted share	$1.89	$2.05	$6.11	$5.87
a.Depreciation and amortization for the three and nine months ended September 30, 2024 and 2023 includes approximately $0.2 million and $0.7 million, respectively, and $0.3 million and $0.8 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Company’s Condensed Consolidated Statements of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a joint venture in Korea as a result of required purchase accounting.
b.Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the nine months ended September 30, 2024 and 2023, which the Company does not consider core to the Company’s operations or indicative of future performance.

Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related Cost of goods sold (“COGS”) and Selling, general and administrative expenses (“SG&A”). Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and Restructuring and related charges, net, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense, net and Other income (expense), net.
The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Sales
Americas	$220,275	$245,899	$673,546	$750,531
EMEA	134,135	139,620	410,558	$435,602
Asia/Pacific	107,864	105,093	311,496	$300,071
Total net sales	$462,274	$490,612	$1,395,600	$1,486,204
Segment operating earnings
Americas	$62,121	$69,148	$193,027	$204,280
EMEA	24,644	27,922	80,867	$81,076
Asia/Pacific	30,656	30,963	92,033	$86,604
Total segment operating earnings	117,421	128,033	365,927	371,960
Restructuring and related charges, net	(2,610)	(1,019)	(4,787)	(6,034)
Non-operating and administrative expenses	(47,778)	(52,280)	(149,538)	(154,001)
Depreciation of corporate assets and amortization	(15,315)	(15,216)	(45,909)	(45,683)
Operating income	51,718	59,518	165,693	166,242
Other income (expense), net	783	(2,713)	2,285	(8,558)
Interest expense, net	(10,347)	(12,781)	(31,925)	(38,744)
Income before taxes and equity in net income of associated companies	$42,154	$44,024	$136,053	$118,940

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of the conflicts in Ukraine and the Middle East; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook, “target”, “possible”, “potential”, “plan” or similar expressions. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to inflationary pressures, including the potential for significant increases in raw material costs; supply chain disruptions; customer financial instability; high interest rates and the possibility of economic recession; economic and political disruptions particularly in light of numerous elections globally and the possibility of regime changes, including the impacts of the military conflicts between Russia and Ukraine and in the Middle East; legislative and regulatory developments including changes to existing laws and regulations, or the way they are interpreted, applied or enforced; tariffs, trade restrictions, and the economic and other sanctions imposed by other nations on Russia and Belarus and/or other government organizations; suspensions of activities in Russia by many multinational companies and the potential expansion of military activity; foreign currency fluctuations; significant changes in applicable tax rates and regulations; future terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer; and the potential occurrence of cyber-security breaches, cyber-security attacks and other technology outages and security incidents. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about business conditions during 2024 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its third quarter of 2024 performance is scheduled for Friday, November 1, 2024 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$462,274	$490,612	$1,395,600	$1,486,204
Cost of goods sold	289,725	307,265	865,770	951,716
Gross profit	172,549	183,347	529,830	534,488
Selling, general and administrative expenses	118,221	122,810	359,350	362,212
Restructuring and related charges, net	2,610	1,019	4,787	6,034
Operating income	51,718	59,518	165,693	166,242
Other income (expense), net	783	(2,713)	2,285	(8,558)
Interest expense, net	(10,347)	(12,781)	(31,925)	(38,744)
Income before taxes and equity in net income of associated companies	42,154	44,024	136,053	118,940
Taxes on income before equity in net income of associated companies	12,167	13,593	40,453	36,956
Income before equity in net income of associated companies	29,987	30,431	95,600	81,984
Equity in net income of associated companies	2,385	3,279	6,940	10,660
Net income	32,372	33,710	102,540	92,644
Less: Net income attributable to noncontrolling interest	26	40	82	94
Net income attributable to Quaker Chemical Corporation	$32,346	$33,670	$102,458	$92,550
Per share data:
Net income attributable to Quaker Chemical Corporation common shareholders – basic	$1.81	$1.87	$5.71	$5.15
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	$1.81	$1.87	$5.70	$5.14
Basic weighted average common shares outstanding	17,837,858	17,908,754	17,889,168	17,889,444
Diluted weighted average common shares outstanding	17,864,335	17,921,274	17,909,967	17,906,153

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$212,074	$194,527
Accounts receivable, net	422,732	444,950
Inventories	244,988	233,857
Prepaid expenses and other current assets	62,059	54,555
Total current assets	941,853	927,889

Property, plant and equipment, net	215,555	207,811
Right-of-use lease assets	35,408	38,614
Goodwill	532,523	512,518
Other intangible assets, net	874,806	896,721
Investments in associated companies	103,444	101,151
Deferred tax assets	12,172	10,737
Other non-current assets	19,920	18,770
Total assets	$2,735,681	$2,714,211

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$38,787	$23,444
Accounts payable	191,788	184,813
Dividends payable	8,658	8,186
Accrued compensation	38,741	55,194
Accrued restructuring	1,727	3,350
Accrued pension and postretirement benefits	2,182	2,208
Other accrued liabilities	89,462	90,315
Total current liabilities	371,345	367,510

Long-term debt	700,648	730,623
Long-term lease liabilities	20,610	22,937
Deferred tax liabilities	143,219	146,957
Non-current accrued pension and postretirement benefits	25,752	29,457
Other non-current liabilities	27,837	31,805
Total liabilities	1,289,411	1,329,289

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding September 30, 2024 – 17,852,066 shares; December 31, 2023 – 17,991,988 shares	17,852	17,992
Capital in excess of par value	928,156	940,101
Retained earnings	628,103	550,641
Accumulated other comprehensive loss	(128,448)	(124,415)
Total Quaker shareholders’ equity	1,445,663	1,384,319
Noncontrolling interest	607	603
Total equity	1,446,270	1,384,922
Total liabilities and equity	$2,735,681	$2,714,211

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net income	$102,540	$92,644
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	1,059	1,059
Depreciation and amortization	63,159	61,434
Equity in undistributed earnings of associated companies, net of dividends	1,045	(7,486)
Deferred income taxes	(7,934)	(1,591)
Deferred compensation and other, net	(1,428)	1,076
Share-based compensation	12,413	11,189
Restructuring and related charges, net	4,787	6,034
Pension and other postretirement benefits	(3,956)	(2,000)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	20,625	22,133
Inventories	(10,875)	30,607
Prepaid expenses and other current assets	(7,912)	(9,771)
Accrued restructuring	(6,397)	(7,914)
Accounts payable and accrued liabilities	(25,612)	2,046
Net cash provided by operating activities	141,514	199,460
Cash flows from investing activities
Investments in property, plant and equipment	(19,337)	(25,794)
Payments related to acquisitions, net of cash acquired	(39,302)	—
Proceeds from disposition of assets	2,798	—
Net cash used in investing activities	(55,841)	(25,794)
Cash flows from financing activities
Payments of long-term debt	(48,600)	(14,075)
Borrowings (payments) on revolving credit facilities, net	30,500	(112,835)
(Payments) borrowings on other debt, net	(842)	797
Dividends paid	(24,523)	(23,459)
Shares purchased under share repurchase programs	(22,906)	—
Other stock related activity	(631)	(953)
Net cash used in financing activities	(67,002)	(150,525)
Effect of foreign exchange rate changes on cash	(1,124)	(5,746)
Net increase in cash and cash equivalents	17,547	17,395
Cash and cash equivalents at the beginning of the period	194,527	180,963
Cash and cash equivalents at the end of the period	$212,074	$198,358